As filed with the Securities and Exchange Commission on February 17, 2012

Registration Nos. 333-167658, 333-151071, 333-113180,

333-105072, and 333-33702

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENTS

NOS. 333-167658, 333-151071, 333-113180, 333-105072, 333-33702

UNDER

THE SECURITIES ACT OF 1933

TEMPLE-INLAND INC.

(Exact name of registrant as specified in its charter)

Delaware	75-1903917
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(Address of principal executive offices, including Zip code)

Temple-Inland Inc. 2010 Incentive Plan

Temple-Inland Inc. 2008 Incentive Plan

Temple-Inland Inc. 2001 Stock Incentive Plan

Temple-Inland Inc. 2003 Stock Incentive Plan

Temple-Inland Inc. Stock Deferral and Payment Plan

(Full title of the plan)

C. Morris Davis, Esq.

Temple-Inland Inc.

1300 MoPac Expressway South, 3rd Floor

Austin, Texas 78746

(512) 434-5800

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment on Form S-8 relates to the Registration Statements on Form S-8, Reg. Nos. 333-167658, 333-151071, 333-113180, 333-105072, and 333-33702 (the “Registration Statements”), of Temple-Inland Inc., a Delaware corporation (“Temple-Inland”), which have been filed with the Securities and Exchange Commission (the “SEC”) with respect to the following plans:

•	Temple-Inland Inc. 2010 Incentive Plan

•	Temple-Inland Inc. 2008 Incentive Plan

•	Temple-Inland Inc. 2001 Stock Incentive Plan

•	Temple-Inland Inc. 2003 Stock Incentive Plan

•	Temple-Inland Inc. Stock Deferral and Payment Plan

Temple-Inland, International Paper Company, a New York corporation (“IP”), and Metal Acquisition Inc., a Delaware corporation and wholly owned subsidiary of IP (“Merger Sub”), entered into an Agreement and Plan of Merger dated as of September 6, 2011 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would merge with and into Temple-Inland (the “Merger”), Temple-Inland would become a wholly owned subsidiary of IP, and all outstanding shares of Temple-Inland common stock would be converted into the right to receive $32.00 in cash. The Merger became effective on February 13, 2012 (the “Effective Time”) following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, Temple-Inland has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, Temple-Inland hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by Temple-Inland in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of Temple-Inland registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 17th day of February 2012.

TEMPLE-INLAND INC. (Registrant)

By:	/s/ Mark S. Sutton
Name: Mark S. Sutton
Title: President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Mark S. Sutton Mark S. Sutton	President and Director	February 17, 2012

/s/ Terri L. Herrington Terri L. Herrington	Senior Vice President - Finance	February 17, 2012

/s/ Troy L. Hester Troy L. Hester	Corporate Controller	February 17, 2012

/s/ John N. Balboni John N. Balboni	Director	February 17, 2012

/s/ Paul J. Karre Paul J. Karre	Director	February 17, 2012

/s/ Sharon R. Ryan Sharon R. Ryan	Director	February 17, 2012